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                                                    This filing is made pursuant
                                                    to Rule 424(b)(3) under
                                                    the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-52484


VESTIN MORTGAGE AND VESTIN FUND II
ANNOUNCE FUND RESULTS

July 3, 2001--Vestin Mortgage Inc., a subsidiary of Vestin Group Inc. and the manager of Vestin Fund II LLC (the Company), today announced that as of June 30, 2001, the Company has raised in excess of $10,500,000 and has five mortgage loans in its portfolio totaling approximately $8,500,000.

The average maturity of these loans was 12 months with an average interest rate of 13.50 percent per annum.

Vestin Group's subsidiary, Vestin Mortgage, is a Las Vegas-based commercial mortgage broker. Vestin Mortgage has facilitated more than $530 million in the last three years in lending transactions.